                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ONE)*

                                LHS Group Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  501938 10 4
--------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 pages
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  CUSIP NO.  501938 10 4                               Page 2 of 4 Pages
           ---------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Dr. Joachim Hertel (Social Security Number: N/A)
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Germany
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          4,269,740
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,269,740
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      8.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      IN
------------------------------------------------------------------------------

                               Page 2 of 4 pages
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Item 1

     (a) Name of Issuer: LHS Group Inc.

     (b) Address of Issuer's Principal Executive Offices

         Six Concourse Parkway, Suite 2700, Atlanta, Georgia 30328

Item 2

     (a) Name of Person Filing

         Dr. Joachim Hertel

     (b) Address of Principal Business Office or, if none, Residence

         LHS Group Inc., Six Concourse Parkway, Suite 2700, Atlanta,
         Georgia 30328

     (c) Citizenship

         Germany

     (d) Title of Class of Securities

         Common Stock

     (e) CUSIP Number

         501938 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  Broker or Dealer registered under Section 15 of the Act
     (b)  Bank as defined in section 3(a)(6) of the Act
     (c)  Insurance Company as defined in section 3(a)(19) of the act
     (d) Investment Company registered under section 8 of the Investment Company Act
     (e) Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
     (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (S) 240.13d-1(b)(1)(ii)(F)
     (g) Parent Holding Company, in accordance with (S) 240.13d-1(b)(ii)(G) (Note: See Item 7)
     (h)  Group, in accordance with (S) 240.13d-1(b)(1)(ii)(H)

Item 4. Ownership.

     (a)  Amount beneficially owned:
          4,269,740

     (b)  Percent of class:
          8.1%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote
                0

          (ii)  Shared power to vote or to direct the vote
                0

          (iii) Sole power to dispose or to direct the disposition of
                4,269,740

          (iv)  Shared power to dispose or to direct the disposition of
                0

                              Page 3 of 4 pages
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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         RESPONSE:  NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         RESPONSE:  NOT APPLICABLE

Item 8.  Identification and Classification of Members of the Group

         RESPONSE:  NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         RESPONSE:  NOT APPLICABLE

Item 10. Certification

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                February 15, 1999
                                                       Date

                                               /s/  Dr. Joachim Hertel
                                               -----------------------
                                                       Signature

                                                  Dr. Joachim Hertel
                                               -----------------------
                                                       Name/Title

                              Page 4 of 4 pages